Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner Chief Executive Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067	Victor R. Santoro Executive Vice President and CFO 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067

Phone: Fax:	310-728-1020 310-201-0498	310-728-1021 310-201-0498

FOR IMMEDIATE RELEASE	October 20, 2010

PACWEST BANCORP ANNOUNCES RESULTS

FOR THE THIRD QUARTER OF 2010

—Net Earnings of $3.5 Million—

—Net Interest Margin of 5.08%—

—Credit Loss Reserve at 3.05% of Net Non-Covered Loans—

—Los Padres Bank Acquisition Closed on August 20, 2010—

—Core Deposits Grow $264.0 Million—

San Diego, California . . . PacWest Bancorp (Nasdaq: PACW) today announced net earnings for the third quarter of 2010 of $3.5 million, or $0.10 per diluted share, compared to net earnings of $2.7 million, or $0.07 per diluted share, for the second quarter of 2010.  Third quarter earnings include the operating results of Los Padres Bank (“Los Padres”), which was acquired in an FDIC-assisted transaction on August 20, 2010 and added $420,000 in net earnings for the period since the acquisition.

This press release contains non-GAAP financial disclosures for tangible common equity.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  Because the use of tangible common equity amounts and ratios is becoming more prevalent among banking regulators, investors and analysts, we disclose our tangible common equity ratios in addition to equity-to-assets ratios.  Please refer to the table at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

THIRD QUARTER RESULTS

	Three Months Ended
	September 30,	June 30,
	2010	2010
	(Dollars in thousands, except per share data)
Financial Highlights:
Net earnings	$3,500	$2,705
Diluted earnings per share	$0.10	$0.07
Annualized return on average assets	0.25%	0.21%
Annualized return on average equity	2.82%	2.26%
Net interest margin	5.08%	4.85%
Efficiency ratio	60.8%	61.4%

At Quarter End:
Allowance for credit losses to non-covered loans net of unearned income (1)	3.05%	2.93%
Equity to assets ratios:
PacWest Bancorp Consolidated	8.60%	9.44%
Pacific Western Bank	10.17%	11.15%
Tangible common equity ratios:
PacWest Bancorp Consolidated	7.39%	8.94%
Pacific Western Bank	8.98%	10.66%

(1) Non-covered loans exclude all loans from the Los Padres and Affinity acquisitions.

The $795,000 improvement in third quarter net earnings compared to the prior quarter is due mostly to the combination of higher net interest income offset by higher net credit-related costs and higher noninterest expense. The increase in net interest income was due primarily to the growth in loans from the Los Padres acquisition and the July 1, 2010 purchase of $234.1 million in performing real estate loans. The third quarter includes three items which together reduced pre-tax earnings by $1.5 million: a net impairment loss of $175,000 on an investment security; $900,000 in severance to terminated employees; and $430,000 in legal settlements.  There were no such items in the second quarter other than employee severance of $120,000.

Net credit costs on a pre-tax basis are shown in the following table:

	Three Months Ended
	September 30,	June 30,
	2010	2010
	(In thousands)

Provision for credit losses on non-covered loans	$17,050	$14,100

Provision for credit losses on covered loans	7,400	8,850
Less: increase in FDIC loss sharing asset	5,920	7,080
Net credit costs on covered loans	1,480	1,770

Non-covered OREO expense	2,151	625

Covered OREO (income) expense	(319)	(89)
Less: OREO-related decrease in FDIC loss sharing asset	(409)	(52)
Net covered OREO (income) expense	90	(37)

Total credit-related costs, net	$20,771	$16,458

Non-covered loan net charge-offs	$9,240	$12,045

The credit loss provision for the third quarter has two components: $17.1 million for non-covered loans and $7.4 million for covered loans.  The third quarter non-covered credit loss provision was driven by (a) non-covered loan net charge-offs of $9.2 million and (b) the level of nonaccrual and classified loans.  The covered loan credit loss provision was driven by credit deterioration on covered loans since the Affinity acquisition date.  The covered loan credit loss provisions are offset by the increase in the FDIC loss sharing asset, which represents the FDIC’s 80% share of the provisions.

The $3.4 million increase in noninterest expense in the third quarter over the second quarter was due mostly to the Los Padres acquisition, which added $2.1 million to this expense category in the third quarter. OREO costs increased $1.3 million due to write-downs from updated appraisals.

Matt Wagner, Chief Executive Officer, commented, “Our earnings performance continued to improve in the third quarter due to loan and core deposit growth and the Los Padres acquisition.  The Los Padres acquisition, which we closed on August 20, strategically expands our footprint into California’s Central Coast and allows for further market expansion.”

Mr. Wagner continued, “The credit picture in Southern California continues to be stressed, and we are identifying and resolving problem credits promptly.  The reserve build we accomplished in the third quarter improved our overall portfolio and non-accrual coverage ratios to 3.05% and 96%.  Although our new nonaccrual loan volume is approximately the same as in the second quarter, we remain cautious on the credit outlook in our portfolio and market areas.  Nevertheless, our core earnings, low cost deposit base and strong capital position give us the ability to create operating and strategic flexibility and to grow both organically and through acquisitions.  We continue to identify in-market acquisition opportunities, both FDIC-assisted and otherwise, and expect to pursue them when they make sense for us and when economic conditions become more favorable.”

Vic Santoro, Executive Vice President and Chief Financial Officer, stated, “We had a positive third quarter, showing an increase in profitability over the second quarter, net interest margin expansion to 5.08%, continued deposit growth and strong on-balance-sheet liquidity.  Core deposit growth of $264 million combined with careful pricing contributed to driving our cost of deposits down to 55 basis points.  The staff reduction completed at the end of the third quarter will result in annual pre-tax savings of $3.6 million beginning October 1.”

YEAR TO DATE RESULTS

	Nine Months Ended
	September 30,
	2010	2009
	(Dollars in thousands, except per share data)
Financial Highlights:
Net loss	$(54,328)	$(1,570)
Diluted loss per share	$(1.55)	$(0.06)
Net interest margin	4.95%	4.78%
Efficiency ratio	62.0%	56.3%

The higher net loss for the nine months ended September 30, 2010 compared to the same period last year was due mostly to two factors: the 2009 gain recorded in connection with the Affinity acquisition and the higher credit loss provisions in 2010 from the Company’s sale of $323.6 million of classified loans in the first quarter and higher non-covered loan charge-offs.  When compared to the same period for 2009, the current 2010 period shows higher net interest income ($15.7 million after-tax), higher provision for credit losses ($42.7 million after-tax), higher FDIC loss sharing income ($17.2 million after-tax) and higher noninterest expense ($3.2 million after-tax).  The increases in these categories reflect the inclusion of the operating results for Affinity Bank since its August 2009 acquisition date, and to a lesser extent, the operating results for Los Padres Bank since its acquisition in August 2010.

BALANCE SHEET CHANGES

On August 20, 2010, we acquired Los Padres Bank in an FDIC-assisted acquisition, which added $824.1 million in assets and $752.2 million in deposits.  Since the acquisition date and through September 30, 2010, the deposits we acquired from Los Padres have declined by $259.4 million to $492.8 million, and $70.0 million in FHLB advances were repaid.  In addition, in a separate transaction on July 1, 2010 we purchased $234.1 million of performing Southern California real estate loans for $228.3 million in cash.

During the third quarter total loans increased $546.6 million on a net basis with the July 1st loan purchase and Los Padres Bank acquisition adding $225 million and $436.5 million, respectively.

The loan portfolio continues to decline generally due to repayments, resolution activities and low loan demand.  Non-covered loans, net of unearned income, were $3.3 billion at September 30, 2010 and the covered loan portfolio was $966.1 million at September 30, 2010.

Investment securities available-for-sale grew $128.3 million during the third quarter due primarily to the purchase of $144.6 million in government-sponsored entity pass through securities to deploy excess cash.  At September 30, 2010 overnight funds held at the Federal Reserve Bank totaled $68.2 million, a decrease of $247.8 million from the balance at June 30, 2010.

The balance of non-covered OREO was $24.6 million at September 30, 2010, relatively unchanged from the June 30, 2010 balance of $24.5 million.  Covered OREO increased $27.5 million during the third quarter to $55.2 million at September 30, 2010 due mostly to the Los Padres acquisition.  We recorded net gains of $414,000 on the sales of non-covered OREO and $1.5 million on the sales of covered OREO during the third quarter.  The activity in non-covered and covered OREO for the third quarter is shown in the following table:

	Three Months Ended
	September 30, 2010
	Non-Covered	Covered
	OREO	OREO
	(In thousands)
Balance - beginning of period	$24,523	$27,787
Addition due to acquisition	—	33,394
Foreclosures	10,554	2,156
Write-downs from updated appraisals	(2,064)	(1,038)
Reductions related to sales	(8,415)	(7,055)
Balance - end of period	$24,598	$55,244

Total deposits increased $579.0 million during the third quarter to $4.8 billion at September 30, 2010.  When the Los Padres deposits are excluded, legacy deposits increased $86 million, continuing the trend we have experienced for the last several quarters.

Core deposits, which include noninterest-bearing demand, interest checking, money market, and savings accounts, increased $264.0 million and totaled $3.4 billion at September 30, 2010 and represented 71% of total deposits at that date.  Time deposits increased $315.0 million to $1.4 billion at September 30, 2010.  Brokered deposits totaled $104.9 million at September 30, 2010, relatively unchanged since June 30, 2010.  Noninterest-bearing demand deposits increased $72.4 million during the third quarter to $1.5 billion and represented 31% of total deposits at September 30, 2010.

Acquired Los Padres deposits totaled $492.8 million at September 30, 2010, a $259.4 million decline from the $752.2 million in deposits acquired.  The decline in the acquired deposits was centered in time deposits after the rates on Los Padres time deposits were reduced to market rates effective September 1, 2010.

COVERED ASSETS

As part of the Los Padres and Affinity acquisitions we entered into loss sharing agreements with the FDIC that cover a substantial portion of losses incurred after the acquisition dates on loans and other real estate owned, and in the case of the Affinity acquisition, certain investment securities.  A summary of the covered assets at September 30, 2010 and June 30, 2010 is shown in the following table.

	September 30,	June 30,
Covered Assets	2010	2010
	(In thousands)
Loans, net	$966,140	$552,912
Investment securities	51,125	50,771
Other real estate owned	55,244	27,787
Total covered assets	$1,072,509	$631,470

NET INTEREST INCOME

Net interest income was $65.2 million for the third quarter of 2010 compared to $57.6 million for the second quarter of 2010.  The $7.6 million net increase is due mostly to a $6.9 million increase in interest income attributable to higher average loans from the Los Padres acquisition and the July 1 real estate loan purchase.  Contributing to the increase in net interest income was a reduction in interest expense of $681,000 due mainly to rate reductions on our deposit products implemented during the third quarter.

Net interest income grew by $27.1 million to $180.8 million during the nine months ended September 30, 2010 compared to the same period last year.  This growth was due to an $18.1 million increase in interest income and a $9.0 million decline in interest expense.  The increase in interest income was due to higher average balances of investment securities from the purchase of $448.8 million of government-sponsored entity pass through securities during 2010, the interest-earning assets from the Los Padres and Affinity acquisitions, and a higher average yield on loans.  The decline in interest expense was due mainly to lower rates paid on deposits and borrowings and lower average borrowings.

NET INTEREST MARGIN

Our net interest margin for the third quarter of 2010 was 5.08%, an increase of 23 basis points from the 4.85% posted for the second quarter of 2010.  Such improvement reflects higher average loans during the third quarter as a result of the Los Padres acquisition and the July 1, 2010 real estate loan purchase.  The yield on average loans was 6.59% for the third quarter of 2010 compared to 6.56% for the prior quarter.  The loan yield, earning asset yield and net interest margin are all affected by loans being placed on or removed from nonaccrual status and the acceleration of purchase discounts on covered loan pay-offs: the net interest margin for the third quarter was positively impacted by 10 basis points from the combination of these items.  The cost of interest-bearing deposits and all-in deposit cost decreased 18 basis points and 11 basis points to 0.81% and 0.55%, respectively; such decreases resulted primarily from lower rates on our deposit products, offset partially by an increase in time deposit volume attributable mostly to the Los Padres acquisition.

The net interest margin for the first nine months of 2010 was 4.95% compared to 4.78% for the first nine months of 2009.  The increase is due mostly to higher average investment securities, a higher average rate on loans, lower funding costs, and lower average borrowings.

NONINTEREST INCOME

Noninterest income for the third quarter of 2010 totaled $10.8 million compared to $12.1 million for the second quarter of 2010.  The $1.3 million decline was due mostly to lower FDIC loss sharing income stemming from lower credit-related costs on covered loans and OREO.  Noninterest income includes an other-than-temporary impairment charge of $874,000 on one covered investment security, which is offset partially by related FDIC loss sharing income of $699,000.

Noninterest income declined for the nine months ended September 30, 2010 to $44.1 million from the $84.1 million earned during the same period in 2009.  The $40.0 million decrease in noninterest income is due mainly to the $67.0 million gain on the Affinity acquisition recorded in August 2009; there is no similar gain in the 2010 period.  The 2010 period includes $29.6 million of FDIC loss sharing income; there is no similar income in the 2009 period.

NONINTEREST EXPENSE

Noninterest expense totaled $46.2 million for the third quarter of 2010 compared to $42.8 million for the second quarter of 2010.  The $3.4 million increase was due mostly to addition of the Los Padres operations, employee termination severance costs, and higher OREO expenses.  Los Padres noninterest expense totaled $2.1 million, including $1.0 million in compensation and $447,000 in other professional services expense for integration, audit and consulting fees.  We reduced our workforce, excluding the Los Padres employees, by approximately 5% and paid $900,000 in severance at the end of September 2010; we expect annual pre-tax savings from these departures to be $3.6 million.  OREO costs increased $1.3 million due mostly to write-downs from updated appraisals, offset partially by higher net gains on sales.  Other expense decreased $826,000 as the second quarter included a penalty of $726,000 for the early repayment of $125 million in FHLB advances; there was no similar expense in the current period.  Third quarter noninterest expense includes $430,000 related to two legal settlements on customer actions.

Noninterest expense includes amortization of time-based restricted stock, which is included in compensation, and intangible asset amortization.  Amortization of restricted stock totaled $2.1 million for the third quarter of 2010 compared to $2.2 million for the second quarter of 2010.  Amortization expense for restricted stock is estimated to be $8.4 million for 2010.  Intangible asset amortization totaled $2.4 million for both the third and second quarters of 2010, and is estimated to be $9.7 million for 2010, which includes amortization of the Los Padres core deposit intangible.  The 2010 estimates of both restricted stock award expense and intangible asset amortization are subject to change.

Noninterest expense for the nine months ended September 30, 2010 increased $5.5 million to $139.5 million from $134.0 million for the same period in 2009.  The growth in most expense categories was due primarily to higher overhead costs related to the Affinity and Los Padres acquisitions. Compensation increased $5.7 million due to the acquisitions and severance costs. Occupancy costs increased $1.1 million due mostly to the 10 branches added in the Affinity acquisition. Other professional services increased $1.9 million due mostly to higher legal costs related to loan workout activity. Other expense increased $1.2 million due mostly to higher loan-related costs from loan workouts and a $726,000 penalty for early repayment of $125 million of FHLB advances; there were no FHLB prepayment penalties in the first nine months of 2009.  OREO costs declined $5.4 million due mostly to higher net gains on sales of OREO recorded in 2010, offset partially by higher OREO write-downs in 2010.

TAXES

The effective tax rate for the third quarter of 2010 was 34.3% compared to 32.0% for the second quarter of 2010.  Both effective rates are lower than the Company’s blended Federal and California statutory rate of 42.0% due to resolution and/or lapse of tax contingencies.

LOS PADRES ACQUISITION

On August 20, 2010, Pacific Western Bank acquired certain assets and liabilities of Los Padres from the Federal Deposit Insurance Corporation (“FDIC”) in an FDIC-assisted transaction.  The FDIC assistance is embodied in a loss sharing agreement with the FDIC that covers a substantial portion of any future losses on loans and other real estate owned.  Under the terms of such loss sharing agreement, the FDIC will absorb 80% of losses and share in 80% of loss recoveries. The loss sharing arrangement for single family and commercial (non-single family) loans is in effect for 10 years and 5 years, respectively, from the acquisition date and the loss recovery provisions are in effect for 10 years and 8 years, respectively, from the acquisition date.

The acquisition has been accounted for under the acquisition method of accounting.  The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the August 20, 2010 acquisition date.  Such fair values are preliminary estimates and are subject to adjustment for up to one-year after the acquisition date.  The application of the acquisition method of accounting resulted in goodwill of $46.2 million. Such goodwill includes $9.5 million related to the FDIC’s settlement accounting for a Los Padres Bank wholly-owned subsidiary.  We disagree with the FDIC’s accounting for this item and are in process of negotiating with the FDIC for resolution of this matter.  Should we be successful in our negotiations, goodwill would be reduced by a cash payment to us from the FDIC of $9.5 million.  No assurance can be given, however, that we will be successful in our efforts.

The statement of assets acquired and liabilities assumed in the Los Padres acquisition at their estimated fair values as of the August 20, 2010 acquisition date is shown below:

August 20,
2010
(In thousands)
Assets
Cash and cash equivalents	$171,366
Investment securities	44,251
Loans	440,219
Other real estate owned	33,394
Core deposit intangible	2,427
Goodwill	46,228
FDIC loss sharing asset	69,244
Other assets	16,954
Total assets acquired at fair value	$824,083

Liabilities
Deposits	$752,185
FHLB advances	70,013
Other liabilities	1,885
Total liabilities assumed at fair value	$824,083

Our results of operations for the quarter ended September 30, 2010, include the results from the Los Padres acquisition from its August 20, 2010 acquisition date.  The income and expense items attributable to the Los Padres acquisition are summarized below; such amounts and the resultant net earnings are not necessarily indicative of future operating results.

August 20, 2010
Through
September 30, 2010
(In thousands)
Interest income	$2,893
Interest expense	275
Net interest income	2,618
Noninterest income	204
Noninterest expense:
Compensation	1,031
Occupancy	248
Data processing	155
Other professional services	447
Other expense	216
Total noninterest expense	2,097
Earnings before income taxes	725
Income tax expense	(305)
Net earnings	$420

A summary of loans acquired in the Los Padres acquisition as of August 20, 2010 is as follows:

August 20,
2010
(In thousands)
Construction and land	$55,217
Single family	113,371
Multi-family	65,835
Commercial real estate	233,560
Commercial and industrial	43,988
Consumer and equity lines	27,580
Total gross loans	539,551
Discount resulting from acquisition date
fair value adjustment	(99,332)
Total net loans	$440,219

CREDIT QUALITY

Although our credit risk profile improved through both the classified loan sale and ongoing portfolio workout measures, our loan portfolio, including both non-covered and covered loans, continues to experience pressure from adverse economic conditions in Southern California and other areas where our borrowers and collateral are located.  We expect such situation to continue during the remainder of 2010.

Credit Loss Provisions

The third quarter provision for credit losses totaled $24.5 million and was composed of $17.1 million on the non-covered loan portfolio and $7.4 million on the covered loan portfolio. The second quarter provision for credit losses totaled $23.0 million and was composed of $14.1 million on the non-covered loan portfolio and $8.9 million on the covered loan portfolio.  The provision on the non-covered portfolio is generated by our allowance methodology and reflects net charge-offs and the levels of nonaccrual and classified loans and the migration of loans into various risk classifications.  The covered loan credit loss provision increases the covered loan allowance for credit losses and results from credit deterioration on covered loans since the Affinity acquisition date.

Third quarter net charge-offs on non-covered loans totaled $9.2 million compared to second quarter net charge-offs of $12.0 million. The allowance for credit losses on the non-covered portfolio totaled $101.2 million and $93.4 million at September 30, 2010 and June 30, 2010, respectively, and represented 3.05% and 2.93% of the non-covered loan balances at those respective dates.

Non-covered Nonaccrual Loans and Other Real Estate Owned

Non-covered nonperforming assets include non-covered nonaccrual loans and non-covered OREO and totaled $130.1 million at September 30, 2010 compared to $132.8 million at June 30, 2010. The ratio of non-covered nonperforming assets to non-covered loans and non-covered

OREO decreased to 3.89% at September 30, 2010 from 4.14% at June 30, 2010.  The $2.7 million reduction in non-covered nonperforming assets is due to lower nonaccrual loans.  The types and balances of non-covered loans included in the categories of nonaccrual and accruing loans past due between 30 and 89 days at September 30, 2010 and June 30, 2010 follow:

	Nonaccrual Loans (1)				Accruing and Over
	September 30, 2010		June 30, 2010		30 days Past Due (1)
		% of		% of	September 30,	June 30,
		Loan		Loan	2010	2010
Loan Category	Balance	Category	Balance	Category	Balance	Balance
	(Dollars in thousands)
SBA:
SBA 504	24,480	26.5%	21,359	22.6%	500	3,041
SBA 7(a) and Express	5,258	16.3%	7,134	20.7%	141	132
Total SBA	29,738		28,493		641	3,173
Commercial real estate	26,392	1.3%	38,428	2.1%	1,356	67
Residential land	25,463	67.8%	24,625	68.3%	22	—
Commercial	8,592	1.3%	12,188	1.8%	1,189	2,244
Commercial construction	1,353	1.6%	1,493	1.8%	—	—
Residential multi-family	848	0.6%	879	0.5%	—	—
Residential	9,250	8.4%	623	0.5%	1,043	503
Residential construction	814	3.0%	470	1.6%	—	—
Commercial land	1,517	3.5%	—	0.0%	—	2,150
Other, including foreign	1,572	3.0%	1,084	1.9%	335	64
	$105,539	3.2%	$108,283	3.4%	$4,586	$8,201

(1) Excludes covered loans acquired from the Los Padres and Affinity acquisitions.

The $2.7 million decline in non-covered nonaccrual loans during the third quarter was composed of (a) additions of $26.5 million, (b) reductions, payoffs and returns to accrual status of $10.3 million, (c) foreclosures of $10.7 million, and (d) charge-offs of $8.2 million.

At September 30, 2010, approximately 73% of the nonaccrual loan total was represented by:

1.               SBA-related loans of $29.7 million.

2.               Two loans collateralized by land in Ventura County, California totaling $23.5 million.  A charge-off of $3.0 million was taken on these loans in the third quarter due to an updated appraisal.

3.               One loan for $5.7 million secured by an out-of-state shopping center.  This loan has been written down to its underlying collateral value based on the most recent appraisal.  A receiver is in place to manage the property and foreclosure proceedings have commenced.  Protracted collection efforts may result in additional write-downs on this loan and resultant credit loss provisions.

4.               Two unrelated hotel-secured loans totaling $5.6 million.  One loan has been written down to its collateral value based on the most recent appraisal, while a specific reserve has been established on the other loan for the appraisal shortfall.

5.               Four industrial warehouse loans to the same borrower totaling $5.9 million.  Collateral for all four loans is located in Riverside County, California.  Write-downs and resultant credit loss provisions may be necessary if economic conditions in this market do not improve in the near future.

6.               One residential loan for $6.4 million.  The loan is collateralized by 2nd trust deeds on two single family residences in Beverly Hills, California.

The details of non-covered OREO follow:

	September 30,	June 30,
Property Type	2010	2010
	(In thousands)
Commercial real estate	$18,920	$17,285
Single family residences	2,743	4,057
Construction and land development	2,935	3,181
Total non-covered OREO	$24,598	$24,523

Covered Loans and Other Real Estate Owned

As part of the Los Padres acquisition that occurred on August 20, 2010 and the Affinity acquisition that occurred on August 28, 2009, we entered into loss sharing agreements with the FDIC that cover a substantial portion of losses incurred after the acquisition dates on loans and other real estate owned.  The carrying value of loans that would normally be considered nonaccrual except for the accounting requirements regarding purchased impaired loans and other real estate owned covered by the loss sharing agreement (“covered nonaccrual loans” and “covered OREO”; collectively, “covered nonperforming assets”) are as follows.

	September 30,	June 30,
	2010	2010
	(In thousands)
Covered nonaccrual loans	$171,804	$129,188
Covered OREO	55,244	27,787
Total covered nonperforming assets	$227,048	$156,975

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

PacWest and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized at September 30, 2010 as shown in the following table.

	September 30, 2010
	Well	Pacific	PacWest
	Capitalized	Western	Bancorp
	Requirement	Bank	Consolidated
Tier 1 leverage capital ratio	5.00%	9.04%	9.17%
Tier 1 risk-based capital ratio	6.00%	12.44%	12.54%
Total risk-based capital ratio	10.00%	13.72%	13.82%
Tangible common equity ratio	N/A	8.98%	7.39%

COMMON STOCK

On March 1, 2010 holders of 1,348,040 warrants to acquire PacWest Bancorp common stock exercised such warrants for net proceeds of $26.6 million.  The warrants, which had a strike price of $20.20 per share, represented 99% of the 1,361,656 six-month warrants issued in August 2009.  The additional 1,361,657 million warrants that were issued in August 2009 with a strike price of $20.20 expired unexercised during August 2010.

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with $5.7 billion in assets as of September 30, 2010, with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”). Through 82 full-service community banking branches, including 14 branches of the recently acquired Los Padres Bank, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Francisco, San Mateo and Ventura Counties.  The branches of the recently acquired Los Padres Bank are located in Santa Barbara and San Luis Obispo counties in California and Maricopa County in Arizona.  Through its subsidiary BFI Business Finance and its division First Community Financial, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com.  Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; settlements with the FDIC related to our loss-sharing arrangement and other adjustments related to the Los Padres Bank and Affinity Bank acquisitions; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the war in Iraq and Afghanistan; legislative or regulatory requirements or changes adversely affecting the Company’s business; and changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in PacWest’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. PacWest assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.  The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

PACWEST BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	June 30,	December 31,
	2010	2010	2009
	(In thousands, except per share and share data)
ASSETS
Cash and due from banks	$91,615	$97,029	$93,915
Interest-earning deposits in financial institutions	68,470	316,357	117,133
Total cash and cash equivalents	160,085	413,386	211,048

Non-covered securities available-for-sale	737,642	609,656	371,575
Covered securities available-for-sale	51,125	50,771	52,125
Total securities available-for-sale, at estimated fair value	788,767	660,427	423,700
Federal Home Loan Bank stock, at cost	57,332	48,555	50,429
Total investment securities	846,099	708,982	474,129

Non-covered loans, net of unearned income	3,318,409	3,185,025	3,707,383
Allowance for loan losses	(96,494)	(88,463)	(118,717)
Total non-covered loans, net	3,221,915	3,096,562	3,588,666
Covered loans, net	966,140	552,912	621,686
Total loans	4,188,055	3,649,474	4,210,352

Non-covered other real estate owned, net	24,598	24,523	43,255
Covered other real estate owned, net	55,244	27,787	27,688
Total other real estate owned	79,842	52,310	70,943

Premises and equipment	21,138	21,677	22,546
Goodwill	46,228	—	—
Core deposit and customer relationship intangibles	28,441	28,448	33,296
Cash surrender value of life insurance	65,735	65,382	66,149
FDIC loss sharing asset	141,591	66,068	112,817
Other assets	165,708	147,955	122,799
Total assets	$5,742,922	$5,153,682	$5,324,079

LIABILITIES
Noninterest-bearing deposits	$1,467,862	$1,395,510	$1,302,974
Interest-bearing deposits	3,333,052	2,826,429	2,791,595
Total deposits	4,800,914	4,221,939	4,094,569
Borrowings	275,000	275,000	542,763
Subordinated debentures	129,648	129,701	129,798
Accrued interest payable and other liabilities	43,598	40,457	50,176
Total liabilities	5,249,160	4,667,097	4,817,306
STOCKHOLDERS’ EQUITY (1)	493,762	486,585	506,773
Total liabilities and stockholders’ equity	$5,742,922	$5,153,682	$5,324,079

(1) Includes net unrealized gain (loss) on securities available-for-sale, net	$11,410	$8,541	$(104)

Tangible book value per share	$11.42	$12.48	$13.52
Book value per share	$13.45	$13.25	$14.47

Shares outstanding (includes unvested restricted shares of 1,359,594 at September 30, 2010, 1,398,173 at June 30, 2010 and 1,095,417 at December 31, 2009)	36,708,275	36,715,741	35,015,322

PACWEST BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
	(In thousands, except per share data)
Interest income:
Loans	$68,480	$62,314	$64,658	$194,539	$188,168
Investment securities	6,519	5,702	2,741	17,342	5,928
Deposits in financial institutions	131	245	111	505	209
Total interest income	75,130	68,261	67,510	212,386	194,305

Interest expense:
Deposits	6,375	6,945	7,754	20,209	24,441
Borrowings	2,129	2,216	3,989	7,013	11,197
Subordinated debentures	1,459	1,483	1,530	4,357	4,948
Total interest expense	9,963	10,644	13,273	31,579	40,586

Net interest income	65,167	57,617	54,237	180,807	153,719

Provision for credit losses:
Non-covered loans	17,050	14,100	75,000	143,677	107,000
Covered loans	7,400	8,850	—	36,950	—
Total provision for credit losses	24,450	22,950	75,000	180,627	107,000

Net interest income (loss) after provision for credit losses	40,717	34,667	(20,763)	180	46,719

Noninterest income:
Service charges on deposit accounts	2,861	2,666	2,960	8,256	9,118
Other commissions and fees	1,760	1,845	1,721	5,395	5,152
Other-than-temporary impairment loss on securities	(874)	—	—	(874)	—
Increase in cash surrender value of life insurance	353	369	371	1,120	1,204
FDIC loss sharing income, net	6,406	7,029	—	29,607	—
Other income	279	173	584	632	1,616
Gain from Affinity acquisition	—	—	66,989	—	66,989
Total noninterest income	10,785	12,082	72,625	44,136	84,079

Noninterest expense:
Compensation	23,060	21,068	20,128	63,539	57,853
Occupancy	6,872	6,576	6,435	20,406	19,283
Data processing	2,121	1,892	1,810	5,982	5,115
Other professional services	2,694	2,042	1,857	6,734	4,867
Business development	571	655	528	1,893	1,878
Communications	811	795	762	2,410	2,143
Insurance and assessments	2,431	2,611	2,010	7,316	7,479
Other real estate owned, net	1,832	536	8,141	12,978	18,369
Intangible asset amortization	2,434	2,424	2,578	7,282	7,192
Other expense	3,348	4,174	2,842	10,977	9,812
Total noninterest expense	46,174	42,773	47,091	139,517	133,991

Earnings (loss) before income taxes	5,328	3,976	4,771	(95,201)	(3,193)
Income tax (expense) benefit	(1,828)	(1,271)	(2,046)	40,873	1,623
Net earnings (loss)	$3,500	$2,705	$2,725	$(54,328)	$(1,570)

Per share information:
Basic earning (loss) per share	$0.10	$0.07	$0.08	$(1.55)	$(0.06)
Diluted earnings (loss) per share	$0.10	$0.07	$0.08	$(1.55)	$(0.06)

PACWEST BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
	(Dollars in Thousands)
Average Assets:
Loans, net of unearned income	$4,123,684	$3,809,546	$4,140,220	$4,018,697	$4,000,774
Investment securities	757,945	584,368	262,816	605,071	203,065
Interest-earning deposits in financial institutions	208,074	374,613	150,358	263,196	92,367
Federal funds sold	—	—	4	—	87
Average interest-earning assets	5,089,703	4,768,527	4,553,398	4,886,964	4,296,293
Other assets	455,323	413,103	304,817	429,116	288,345
Average total assets	$5,545,026	$5,181,630	$4,858,215	$5,316,080	$4,584,638

Average liabilities:
Interest checking accounts	$466,366	$438,945	$402,503	$446,702	$374,551
Money market accounts	1,246,585	1,203,527	1,001,609	1,205,893	912,130
Savings accounts	124,132	112,909	111,184	115,918	116,133
Time deposits	1,281,423	1,068,033	841,001	1,132,489	810,820
Average interest-bearing deposits	3,118,506	2,823,414	2,356,297	2,901,002	2,213,634
Borrowings	276,543	303,877	567,320	341,438	498,611
Subordinated debentures	129,683	129,732	129,876	129,731	129,925
Average interest-bearing liabilities	3,524,732	3,257,023	3,053,493	3,372,171	2,842,170
Noninterest-bearing demand deposits	1,472,366	1,403,348	1,274,968	1,403,370	1,220,809
Other liabilities	55,450	41,053	44,117	47,786	49,098
Average total liabilities	5,052,548	4,701,424	4,372,578	4,823,327	4,112,077
Average stockholders’ equity	492,478	480,206	485,637	492,753	472,561
Average liabilities and stockholders’ equity	$5,545,026	$5,181,630	$4,858,215	$5,316,080	$4,584,638

Average deposits	$4,590,872	$4,226,762	$3,631,265	$4,304,372	$3,434,443
Average funding sources (1)	$4,997,098	$4,660,371	$4,328,461	$4,775,541	$4,062,979

Yield on:
Average loans	6.59%	6.56%	6.20%	6.47%	6.29%
Average investment securities	3.41%	3.91%	4.14%	3.83%	3.90%
Average interest-earning deposits	0.25%	0.26%	0.29%	0.26%	0.30%
Average interest-earning assets	5.86%	5.74%	5.88%	5.81%	6.05%

Cost of:
Average interest-bearing deposits	0.81%	0.99%	1.31%	0.93%	1.48%
Average borrowings	3.05%	2.92%	2.79%	2.75%	3.00%
Average subordinated debentures	4.46%	4.59%	4.67%	4.49%	5.09%
Average interest-bearing liabilities	1.12%	1.31%	1.72%	1.25%	1.91%

Interest rate spread (2)	4.73%	4.43%	4.16%	4.56%	4.14%
Net interest margin (3)	5.08%	4.85%	4.73%	4.95%	4.78%

Cost of average deposits (4)	0.55%	0.66%	0.85%	0.63%	0.95%
Cost of average funding sources (5)	0.79%	0.92%	1.22%	0.88%	1.34%

(1) Average funding sources is the sum of average interest-bearing liabilities plus average noninterest-bearing demand deposits.

(2) Interest rate spread is calculated as the yield on average interest-earning assets less the cost of average interest-bearing liabilities.

(3) Net interest rate margin is calculated as annualized net interest income divided by average interest-earning assets.

(4) Cost of average deposits is calculated as annualized interest expense on deposits divided by average deposits.

(5) Cost of average funding sources is calculated as annualized total interest expense divided by average funding sources.

PACWEST BANCORP AND SUBSIDIARIES

DEPOSITS

(Unaudited)

	September 30,	June 30,	December 31,
	2010	2010	2009
	(Dollars in thousands)
Noninterest-bearing deposits	$1,467,862	$1,395,510	$1,302,974
Interest checking deposits	487,022	440,853	439,694
Money market deposits	1,303,522	1,178,606	1,171,386
Savings deposits	135,245	114,674	108,569
Total core deposits	3,393,651	3,129,643	3,022,623
Time deposits under $100,000	559,724	448,720	505,130
Time deposits over $100,000	847,539	643,576	566,816
Total time deposits	1,407,263	1,092,296	1,071,946
Total deposits	$4,800,914	$4,221,939	$4,094,569

Noninterest-demand deposits as a percentage of total deposits	31%	33%	32%

PACWEST BANCORP AND SUBSIDIARIES

NON-COVERED LOAN CONCENTRATION

(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
Loan Category	2010	2010	2010	2009	2009
	(In thousands)
Domestic:
Real estate mortgage	$2,368,943	$2,229,331	$2,197,295	$2,423,712	$2,500,520
Commercial	708,329	709,075	720,105	781,003	774,755
Real estate construction	192,595	194,181	284,274	440,286	480,119
Consumer	28,328	30,323	28,804	32,138	33,011
Foreign:
Commercial	22,948	25,309	26,736	34,524	38,964
Other, including real estate	1,595	1,637	1,675	1,719	1,763
Total gross non-covered loans	$3,322,738	$3,189,856	$3,258,889	$3,713,382	$3,829,132

PACWEST BANCORP AND SUBSIDIARIES

NON-COVERED LOAN CONCENTRATION

REAL ESTATE MORTGAGE LOANS

(Unaudited)

	September 30, 2010		June 30, 2010
		% of		% of
Loan Category	Balance	Total	Balance	Total
	(Dollars in thousands)
Commercial real estate mortgage:
Retail	$394,727	16.7%	$386,132	17.3%
Industrial/warehouse	414,020	17.5%	326,002	14.6%
Office buildings	358,858	15.1%	305,843	13.7%
Owner-occupied	279,760	11.8%	279,428	12.5%
Hotel	166,504	7.0%	172,122	7.7%
Healthcare	95,311	4.0%	90,298	4.1%
Gas station	40,008	1.7%	40,051	1.8%
Self storage	32,235	1.4%	29,721	1.3%
Restaurant	26,461	1.1%	24,929	1.1%
Land acquisition/development	9,693	0.4%	9,734	0.4%
Unimproved land	1,524	0.1%	1,067	0.0%
Other	300,144	12.7%	286,386	12.8%
Total commercial real estate mortgage	2,119,245	89.5%	1,951,713	87.5%

Residential real estate mortgage:
Mixed use	63,472	2.7%	89,506	4.0%
Multi-family	78,109	3.3%	72,434	3.2%
Single family owner-occupied	40,903	1.7%	42,921	1.9%
Single family nonowner-occupied	27,872	1.2%	35,698	1.6%
HELOC’s	38,716	1.6%	37,059	1.7%
Unimproved land	626	0.0%	—	0.0%
Total residential real estate mortgage	249,698	10.5%	277,618	12.5%

Total gross non-covered real estate mortgage loans	$2,368,943	100.0%	$2,229,331	100.0%

PACWEST BANCORP AND SUBSIDIARIES

NON-COVERED LOAN CONCENTRATION

REAL ESTATE CONSTRUCTION LOANS

(Unaudited)

	September 30, 2010		June 30, 2010
		% of		% of
Loan Category	Balance	Total	Balance	Total
	(Dollars in thousands)
Commercial real estate construction:
Retail	$21,817	11.3%	$21,942	11.3%
Industrial/warehouse	9,154	4.8%	12,293	6.3%
Office buildings	5,006	2.6%	5,519	2.8%
Owner-occupied	3,548	1.8%	3,548	1.8%
Healthcare	3,856	2.0%	—	0.0%
Self storage	13,151	6.8%	9,211	4.7%
Land acquisition/development	17,872	9.3%	9,439	4.9%
Unimproved land	25,310	13.1%	31,952	16.5%
Other	16,413	8.5%	21,635	11.1%
Total commercial real estate construction	116,127	60.3%	115,539	59.5%

Residential real estate construction:
Multi-family	24,779	12.9%	25,518	13.1%
Single family owner-occupied	1,689	0.9%	1,689	0.9%
Single family nonowner-occupied	925	0.5%	764	0.4%
Land acquisition/development	1,498	0.8%	3,228	1.7%
Unimproved land	47,577	24.7%	47,443	24.4%
Total residential real estate construction	76,468	39.7%	78,642	40.5%

Total gross non-covered real estate construction loans	$192,595	100.0%	$194,181	100.0%

PACWEST BANCORP AND SUBSIDIARIES

ALLOWANCE FOR CREDIT LOSSES, NONPERFORMING

ASSETS AND CREDIT QUALITY RATIOS FOR

NON-COVERED LOANS

(Unaudited)

	September 30,	June 30,	December 31,
	2010	2010	2009
	(Dollars in thousands)
Allowance for loan losses (1)	$96,494	$88,463	$118,717
Reserve for unfunded loan commitments (1)	4,750	4,971	5,561
Total allowance for credit losses	$101,244	$93,434	$124,278

Nonaccrual loans (2)	$105,539	$108,283	$240,167
Other real estate owned (2)	24,598	24,523	43,255
Total nonperforming assets	$130,137	$132,806	$283,422

Restructured performing loans (1)	$143,407	$76,367	$181,454

Allowance for credit losses to loans, net of unearned income	3.05%	2.93%	3.35%
Allowance for credit losses to nonaccrual loans	95.93%	86.29%	51.75%
Nonperforming assets to loans, net of unearned income, and other real estate owned	3.89%	4.14%	7.56%
Nonaccrual loans to loans, net of unearned income	3.18%	3.40%	6.48%

(1) Applies to non-covered loans.

(2) Excludes covered nonperforming assets from the Los Padres and Affinity acquisitions.

PACWEST BANCORP AND SUBSIDIARIES

ALLOWANCE FOR CREDIT LOSSES ROLLFORWARD

AND NET CHARGE-OFF RATIOS FOR

NON-COVERED LOANS (1)

(Unaudited)

			Year
	Three Months Ended		Ended	Three Months Ended
	September 30,	June 30,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
	(Dollars in thousands)
Allowance for credit losses - beginning of period	$93,434	$91,379	$68,790	$76,743	$76,632
Loans charged-off:
Real estate mortgage	(4,601)	(6,988)	(46,047)	(19,908)	(1,536)
Real estate construction	(3,032)	(3,341)	(28,542)	(8,224)	(12,757)
Commercial	(2,074)	(1,024)	(11,982)	(2,760)	(3,405)
Consumer	(218)	(2,004)	(1,180)	(387)	(529)
Foreign	(113)	—	(368)	—	—
Total loans charged off	(10,038)	(13,357)	(88,119)	(31,279)	(18,227)
Recoveries on loans charged-off:
Real estate mortgage	—	1,017	503	45	231
Real estate construction	—	27	461	6	2
Commercial	319	254	548	55	64
Consumer	348	12	151	16	11
Foreign	131	2	44	—	30
Total recoveries on loans charged off	798	1,312	1,707	122	338
Net charge-offs	(9,240)	(12,045)	(86,412)	(31,157)	(17,889)
Provision for credit losses	17,050	14,100	141,900	75,000	18,000
Allowance for credit losses - end of period	$101,244	$93,434	$124,278	$120,586	$76,743

Annualized net charge-offs to average loans	1.09%	1.50%	2.22%	3.17%	1.83%

(1) Applies only to non-covered loans.

This press release contains certain non-GAAP financial disclosures for tangible capital.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  Because the use of tangible capital amounts and ratios is becoming more prevalent among banking regulators, investors and analysts, we disclose our tangible capital ratios in addition to equity-to-assets ratios.

These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with United States generally accepted accounting principles (GAAP).  The following table presents performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATIONS

(Unaudited)

	September 30,	June 30,	December 31,
	2010	2010	2009
	(Dollars in thousands)
PacWest Bancorp Consolidated:
Stockholders’ equity	$493,762	$486,585	$506,773
Less: intangible assets	74,669	28,448	33,296
Tangible common equity	$419,093	$458,137	$473,477

Total assets	$5,742,922	$5,153,682	$5,324,079
Less: intangible assets	74,669	28,448	33,296
Tangible assets	$5,668,253	$5,125,234	$5,290,783

Equity to assets ratio	8.60%	9.44%	9.52%
Tangible common equity ratio (1)	7.39%	8.94%	8.95%

Pacific Western Bank:
Stockholder’s equity	$582,335	$573,227	$585,940
Less: intangible assets	74,669	28,448	33,296
Tangible common equity	$507,666	$544,779	$552,644

Total assets	$5,728,353	$5,141,150	$5,313,750
Less: intangible assets	74,669	28,448	33,296
Tangible assets	$5,653,684	$5,112,702	$5,280,454

Equity to assets ratio	10.17%	11.15%	11.03%
Tangible common equity ratio (1)	8.98%	10.66%	10.47%

(1) Calculated as tangible common equity divided by tangible assets.

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021